Exhibit 5.2

REEDER & SIMPSON PC

ATTORNEYS AT LAW

P.O. Box 601	Telephone: +692-625-3602
RRE Commercial Center	Email: dreeder@ntamar.net
Majuro, MH 96960	r.simpson@simpson.gr

April 3, 2014

Seaspan Corporation

Unit 2, 7th Floor, Bupa Centre

141 Connaught Road West

Hong Kong, China

Re: Seaspan Corporation

Ladies and Gentlemen:

We have acted as special Marshall Islands counsel to the Company, a corporation organized under the laws of the Republic of the Marshall Islands (the “RMI”), in connection with the Company’s sale of US$345,000,000 of 6.375% Notes due 2019 (the “Securities”) in connection with: (A) the Company’s offering (the “Offering”), of its Securities; (B) the Underwriting Agreement dated March 27, 2014 (the “Underwriting Agreement”) between the Company and Sterne, Agee & Leach, Inc., as representative of the several Underwriters listed on Schedule II of the Underwriting Agreement (collectively, the “Underwriters”); and (C) the preparation of a registration statement on Form F-3ASR (File No. 333-190718), including the Preliminary Final Prospectus Supplement of the Company dated March 26, 2014 (the “Preliminary Final Prospectus”) and the Final Prospectus Supplement of the Company dated March 27, 2014 (the “Final Prospectus,” and, together with the Preliminary Final Prospectus, the “Prospectus”), with respect to the offering of the Securities included therein (as may be amended, the “Registration Statement”). The Securities will be issued under an indenture dated as of April 3, 2014 (the “Base Indenture”), between the Company and the Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by a first supplemental indenture dated as of April 3, 2014 (the “Supplemental Indenture” and, together with the Base Indenture the “Indenture”).

In connection with this opinion, we have examined originals or electronic copies, certified or otherwise identified to our satisfaction, the following documents (together the “Documents”): (i) the Registration Statement; (ii) the Prospectus; (iii) the Underwriting Agreement; (iv) the Corporation’s Amended and Restated Articles of Incorporation; (v) the Indenture; (vi) the Corporation’s Bylaws; and (vii) resolutions of the meetings of the Board of Directors of the Corporation, approving the offering of the Shares and all action relating thereto. We have also examined such corporate documents and records of the Corporation and other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as electronic copies or drafts of documents to be executed, the genuineness of all signatures, and the legal competence or capacity of persons or entities to execute and deliver such documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Corporation and others, and have made no independent investigation, but have assumed that any representation, warranty or statement of fact or law, other than as to the laws of the RMI, made in any of the Documents is true, accurate and complete.

Based upon and subject to the foregoing, and having regard to such other legal considerations that we deem relevant, we are of the opinion that:

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the RMI, with full corporate power and authority to enter into and deliver each of the Documents.

2.	Each of the Documents to which the Company is a party has been duly authorized, validly executed and delivered by the Company and such Documents do not conflict with, or result in a breach or violation of, (i) the articles of incorporation or by-laws of the Company or (ii) any RMI statute, law rule, order, or regulation of general application to which the Company is subject.

3.	Under the laws of the RMI when the Securities have been issued and delivered in accordance with the terms of the Registration Statement, the Prospectus and the Underwriting Agreement, and upon payment of the consideration therefore, the Securities will constitute binding obligations of the Company.

We qualify our opinion to the extent that we express no opinion as to any law other than the laws of the RMI, including the statutes and Constitution of the RMI, as in effect on the date hereof and the reported judicial decisions interpreting such statutes and constitution. None of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except the RMI. In rendering this opinion, we have (A) have relied in respect of matters of fact upon certificates of officers and employees of the Company and its Manager and upon information obtained from public officials and (B) have assumed that all documents submitted to us as originals are authentic, that all copies submitted to us conform to the originals thereof, and that the signatures on all documents examined by us are genuine.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us under the heading “Legal Matters” in the Registration Statement, the Preliminary Final Prospectus and the Final Prospectus, without admitting we are an “expert” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dennis J. Reeder

Dennis J. Reeder
Reeder & Simpson P.C.